                                                          Exhibit 99

               FOR:      IMMEDIATE RELEASE

               DATE:     February 25, 1999

               CONTACT:  Nina M. Dmetruk
                         Chief Financial Officer
                         Sunquest Information Systems, Inc.
                         (412) 784-9030

SUNQUEST REPORTS FOURTH QUARTER AND YEAR-END 1998 RESULTS, STATUS OF
   BLOOD BANK SOFTWARE REVIEW BY FDA, AND MARKETING AGREEMENT FOR
               MEDIWARE'S HEMOCARE BLOOD BANK SOFTWARE

Tucson, AZ. February 25, 1999 - Sunquest Information Systems, Inc. (NASD/SUNQ) today announced results for the fourth quarter and the year ended December 31, 1998, reported on the review status of its blood bank software, the FlexiLab BB and Donor System, with the United States Food and Drug Administration (the "FDA"), and announced a new agreement to market Mediware's Hemocare blood bank software.

The Company delayed its earnings release and quarterly analyst conference call from last week until today due to ongoing developments in the premarket review process at the FDA for the Company's blood bank software. The blood bank software module, sold in various versions since 1982, is one optional component of the Company's FlexiLab laboratory systems software suite. One or more components of the FlexiLab system are installed in approximately 915 sites, and the blood bank module is in approximately 665 sites. Blood bank related revenue accounted for approximately one percent (1%) of Company revenue in 1998.

In March 1994, the FDA determined that blood bank software is a medical device under the Medical Device Amendments to the Federal Food, Drug, and Cosmetic Act ("Act"). The FDA also notified blood bank software manufacturers that they must file either a premarket approval ("PMA") application for the software or a premarket notification under Section 510(k) of the Act. A Section 510(k) premarket notification advises the FDA that in the manufacturer's opinion the subject device is "substantially equivalent" to either
(1) a device marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or (2) any device previously determined by the FDA to be in a class not requiring premarket approval. Accordingly, the Company submitted a 510(k) notification to the FDA on March 27, 1996, with respect to its blood bank software.

Following periodic discussions between the FDA and representatives of the Company, on December 28, 1998, the Company was advised that the FDA believed the Company's 510(k) notification to be incomplete, and that the blood bank module could not be deemed "substantially equivalent" and would require a PMA unless the additional required information could be presented as part of a new, revised 510(k) notification.

Since December 28, the Company has submitted a new 510(k) notification and the Company and its representatives have continued to discuss the regulatory status of the blood bank module with the FDA and to provide additional information to the FDA regarding the module, with the most recent submission having been on Tuesday, February 23, 1999. Although clarification of the module's FDA status has been anticipated in recent days, the Company continues to await decisions from the FDA with respect to acceptance for review of the Company's new, revised 510(k) notification for the Blood Bank module, and the extent of restrictions on the marketing and installation of the blood bank module. At this time, based on the December 28 letter and pending completion of current discussions with FDA and its review of all recent submissions, any sales, promotion, and new installations of the Company's blood bank module are and remain suspended. However, the FDA's December 28 letter permits the Company to continue to support and service its existing blood bank customers.

To provide an alternative to our blood bank software, we have signed a reseller agreement, effective immediately, with Mediware
Information Systems, Inc. for their Hemocare blood bank information systems product.

The Hemocare product is one of the country's leading "best of breed" data management systems for the hospital blood bank. Mediware has approximately 500 blood bank clients in six countries. The system was designed in collaboration with Memorial Sloan-Kettering Cancer Center in New York City. Hemocare's software programs are organized into subsystems performing over 200 functions, some of which are the abilities to: manage and control blood inventory; perform long-term donor and transfusion record keeping; store and manage characteristics of blood products to be transfused; maintain patient and transfusion records; maintain the records of patient test results; and automate billing and workload recording. The Hemocare product is both Year 2000 compatible and FDA cleared.

"The Hemocare blood bank solution is highly regarded in the laboratory industry," stated Dr. Sidney A. Goldblatt, CEO and President of Sunquest. "We believe that our prospective customers will respond well to this alternative. The Hemocare blood bank product is an alternative also provided by some of the other leading healthcare information systems vendors who might or might not have their own proprietary blood bank product. Also, many current Sunquest clients use the Hemocare blood bank product."

"We are very pleased to sign this agreement with Sunquest," said John Esposito, Mediware CEO and President. "This relationship reinforces Mediware's leadership position in the blood bank information systems market, and our desire to integrate with the leading laboratory system vendors in the industry."

The measurable impact of substituting the Hemocare blood bank product for the Sunquest blood bank product in 1999 sales signings is not expected to be material to earnings, not including any potential, unknown impact on sales, revenues, and expenses that might result from today's report and subsequent developments regarding the FDA's regulation of the Company's blood bank product. This impact is unknown and unmeasurable at this time, and could be material.

Sunquest today also announced results for the fourth quarter and the year ended December 31, 1998. The Company posted fourth quarter revenues of $32.3 million, an increase of 26.6% compared to revenues of $25.5 million for the same period of the previous year. The Company reported net income of $3.1 million, or $.20 per diluted share, for the quarter compared to a net loss of $385,000, or $.03 per diluted share, for the corresponding period in 1997. Net income for the fourth quarter of 1997 included a charge to operations of $890,000 ($534,000 after-tax) related to the Company's discontinuation of both the sale of the IntelliCare(R) suite of products as an enterprise-wide computerized patient record solution and the development of a nurse clinical documentation system.

For the year ended December 31, 1998, revenues were $120.8 million, an increase of 18.0% compared to revenues of $102.3 million for the year ended December 31, 1997. Net income for 1998 was $8.3 million, or $.54 per diluted share, compared to net income of $2.8 million, or $.18 per diluted share in 1997. Net income for 1997 included charges to operations of $2.4 million ($1.5 million after-tax) related to the Company's discontinuation of both the sale of the IntelliCare(R) suite of products as an enterprise-wide computerized patient record solution and the development of a nurse clinical documentation system and $1.3 million ($1.1 million after-tax) related to the purchase of the PreciseCare pharmacy software.

The following table shows the effects on net income of the gain on the sale of the Managed Care assets in the second quarter of 1998, the write-offs of previously capitalized software development costs related to IntelliCare(R) in the third and fourth quarters of 1997 and the in-process technology acquired in connection with the purchase of the pharmacy systems in the third quarter of 1997.

                              Three Months Ended   Twelve Months Ended
                                  December 31,        December 31,
                              ------------------   -------------------
                                1998      1997       1998       1997
                              --------  --------   --------   --------
                                          (In thousands)
Net income (loss)               $3,134    $(385)     $8,289     $ 2,770
  Adjustments:
    Capitalized software
     development cost
     adjustment, net of tax
     provision                       -     (534)          -      (1,451)
    Gain on sale of assets           -        -         238           -
    Acquired, in process
     technology, net of tax          -        -           -      (1,113)
                                ------    -----      ------     -------
Net income without adjustments  $3,134    $ 149      $8,051     $ 5,334
                                ======    =====      ======     =======

At December 31, 1998, the Company's backlog of future revenues from signed sales agreements was a record $122.0 million, an increase of $8.7 million, or 7.7%, over the third quarter ended September 30, 1998 and an increase of $22.5 million, or 22.6%, over December 31, 1997.

The Company's days sales outstanding ("DSO") calculation was 112 days at December 31, 1998 compared to 103 days at September 30, 1998 and 129 days at December 31, 1997.

Company President and CEO, Dr. Sidney A. Goldblatt, said, "Sunquest reported several important announcements today.

"We are very pleased with the financial results that we reported and believe that the results demonstrate our continued strong presence in the marketplace as a leader in the marketplace.

"We reported our on-going regulatory discussions with the FDA. It is a company-wide priority to respond to the FDA regarding our 510(k) notification and to obtain FDA marketing clearance on the Sunquest blood bank product. In the meantime, as an alternative to our blood bank product for new customers, we believe that the Hemocare blood bank product is very strong competitively.

"Our flagship laboratory product, as well as our radiology, pharmacy, lab data network, and CEM products, are well received in the marketplace. Our pipeline is very strong. We believe that we will continue to meet the challenges to succeed as a leader in the healthcare information industry."

Sunquest Information Systems, Inc. specializes in the management of complex clinical and administrative health care information and has been a leader in health care automation since 1979. Sunquest designs, develops, sells and supports a suite of comprehensive clinical information systems, from departmental to network-wide service providers.

Sunquest systems serve over 1,140 sites worldwide, including hospital and commercial laboratories, radiology departments, and pharmacies. Headquartered in Tucson, the Company operates offices in Johnstown, Pennsylvania; Salt Lake City, Utah; Plano, Texas; and the United Kingdom.

This press release and other reports and communications to shareholders contains forward-looking statements, including statements which contain words such as "will," "expects," "believes," "plans," "anticipates," and words of similar impact. Certain risk factors, including but not limited to dependence on laboratory information system products, competition in the marketplace, Year 2000 issues, purchase and installation decisions of customers, pricing decisions of competitors, changes in regulatory requirements, and product status and development risks and uncertainties could cause actual results to differ materially from such forward-looking statements.

These and other risks are detailed in the Company's Securities and Exchange Commission filings.

                    Sunquest Information Systems, Inc.
                Condensed Consolidated Statements of Income
                 (In thousands, except per share amounts)


                                       (Unaudited)
                                    Three Months Ended    Twelve Months Ended
                                       December 31,           December 31,
                                    ------------------    -------------------
                                      1998      1997        1998       1997
                                    --------  --------    --------   --------
Revenues:
  System sales                       $14,863   $13,410    $ 60,549    $ 52,761
  Support and service                 17,401    12,069      60,226      49,576
                                     -------   -------    --------    --------
Total revenues                        32,264    25,479     120,775     102,337
                                     -------   -------    --------    --------
Operating expenses:
  Cost of system sales                 6,025     6,861      27,424      26,015
  Client services                      8,587     6,700      32,945      27,438
  Research and development             3,857     4,219      15,309      13,244
  Sales and marketing                  5,138     3,897      17,556      14,007
  General and administrative           3,497     3,215      14,196      12,343
  Gain on sale of assets                   -         -        (404)          -
  Capitalized software development
   cost adjustment                         -       890           -       2,419
  Acquired, in-process technology          -       (54)          -       1,211
                                     -------   -------    --------    --------
Total operating expenses              27,104    25,728     107,026      96,677
                                     -------   -------    --------    --------

Operating income (loss)                5,160      (249)     13,749       5,660
Other income (expense):
  Interest income                        351       278       1,348       1,154
  Interest expense                      (256)     (334)     (1,090)     (1,237)
  Other                                  (92)     (326)          2        (316)
                                     -------   -------    --------    --------
Income before income taxes             5,163      (631)     14,009       5,261
Income tax provision                   2,029      (246)      5,720       2,491
                                     -------   -------    --------    --------
Net income (loss)                     $3,134     ($385)     $8,289      $2,770
                                     =======   =======    ========    ========

Net income (loss) per share:
  Basic and diluted                     $.20     ($.03)       $.54        $.18
                                     =======   =======    ========    ========

Weighted-average shares outstanding:
  Basic                               15,389    15,375      15,383      15,369
                                     =======   =======    ========    ========
  Diluted                             15,429    15,375      15,404      15,428
                                     =======   =======    ========    ========


                    Sunquest Information Systems, Inc.
                   Condensed Consolidated Balance Sheets
                              (In thousands)



                                                 December 31,
                                               1998        1997
                                            ----------  ----------
ASSETS

Cash and cash equivalents                    $  7,057     $23,692
Short-term investments                         27,283           -
Trade receivables, net                         40,302      36,547
Other current assets                            2,107       2,166
Deferred tax asset                              1,473       1,898
                                             --------     -------
  Total current assets                         78,222      64,303

Property and equipment, net                    10,246      11,513
Capital leases from related party, net          3,304       4,096
Software development costs, net                11,146      12,252
Other assets                                    1,326       2,009
                                             --------     -------
  Total assets                               $104,244     $94,173
                                             ========     =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses        $ 14,461     $12,881
Deferred revenue                               13,266      11,519
Deferred income taxes                             115          13
Obligations under capital leases,
  primarily from related party                    917         800
Other liabilities                               1,000       1,000
                                             --------     -------
  Total current liabilities                    29,759      26,213

Obligations under capital leases,               4,163       5,080
  primarily from related party
Deferred income taxes                           2,128       1,167
Transition costs                                    -         891
Other liabilities                                   -       1,000

Shareholders' equity                           68,194      59,822
                                             --------     -------
  Total liabilities and
    shareholders' equity                     $104,244     $94,173
                                             ========     =======


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